Offer by
          First Trust/Four Corners Senior Floating Rate Income Fund II
                                  (the "Fund")

                              to Purchase for Cash
                          Up to 100% of Its Outstanding
                    Auction Market Preferred Shares, Series A
                  and Auction Market Preferred Shares, Series B

                                                                 August 28, 2009

To Our Clients:

         Enclosed for your consideration are the Offer to Purchase dated August 28, 2009 and a related Letter of Transmittal (which together constitute the "Offer") in connection with an offer by First Trust/Four Corners Senior Floating Rate Income Fund II, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding (i) Auction Market Preferred Shares, Series A ("Series A AMPS Shares") and (ii) Auction Market Preferred Shares, Series B ("Series B AMPS Shares"), each with a par value $0.01 per share and a liquidation preference of $25,000 per share (collectively, the "AMPS Shares"), upon the terms and subject to the conditions set forth in the Offer. The price to be paid for the Fund's AMPS Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share) plus all unpaid dividends accrued to Monday, September 28, 2009 (the "Expiration Date").

         We are the registered holder of record of AMPS Shares held for your account. A tender of such AMPS Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender AMPS Shares held by us for your account.

         We request instructions as to whether you wish us to tender any or all of the AMPS Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

         Your attention is invited to the following:

                    1. The purchase price to be paid for the Fund's AMPS Shares is an amount per share net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through the Expiration Date.

                    2. The Fund's Offer and withdrawal rights expire at 5:00 P.M., Eastern time, on Monday, September 28, 2009, unless the Offer is extended.

                    3. The Fund intends to borrow funds under an existing credit facility to pay the purchase price for AMPS Shares tendered.

                    4. Upon the terms and subject to the conditions of the Fund's Offer, the Fund will purchase all AMPS Shares validly tendered (and not withdrawn) on or prior to the Expiration Date.

                    5. Any stock or share transfer taxes applicable to the sale of AMPS Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

                    6. No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender AMPS Shares pursuant to your instructions may charge you a fee for doing so.

                    7. Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

         If you wish to have us tender any or all of your AMPS Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your AMPS Shares of the Fund, all such AMPS Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of AMPS Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

         Neither the Fund nor the Board of Trustees ("Board") is making any recommendation to any holder of AMPS Shares whether to tender or refrain from tendering AMPS Shares in the Offer. Each holder of AMPS Shares is urged to read and evaluate the Offer and accompanying materials carefully. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or the Board.

         Payment for AMPS Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the "Depositary") of (a) timely confirmation of the book-entry transfer of such AMPS Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of AMPS Shares at the same time depending upon when confirmations of book-entry transfer of such AMPS Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                      Instructions with Respect to Offer by
          First Trust/Four Corners Senior Floating Rate Income Fund II
                                  (the "Fund")
                              to Purchase for Cash
                                Up to 100% of Its
                   Outstanding AMPS Shares (as defined below)

         The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated August 28, 2009, and a related Letter of Transmittal, in connection with the offer by First Trust/Four Corners Senior Floating Rate Income Fund II, a Massachusetts business trust, to purchase for cash up to 100% of each of its outstanding (i) Auction Market Preferred Shares, Series A (the "Series A AMPS Shares"), and (ii) Auction Market Preferred Shares, Series B (the "Series B AMPS Shares"), each with a par value $0.01 per share and a liquidation preference of $25,000 per share (collectively, "AMPS Shares").

         This will instruct you to tender the number of the AMPS Shares as indicated below (or if no number is indicated below, all the AMPS Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Series A AMPS Shares* to be                   SIGN HERE
Tendered: ____________

Number of Series B AMPS Shares* to be      ____________________________________
Tendered: ____________

Dated ________________, 2009               ____________________________________
                                                        Signature(s)

                                           ____________________________________
                                               Please type or print name(s)

                                           ____________________________________
                                               Please type or print address

                                           ____________________________________
                                              Area Code and Telephone Number

                                           ____________________________________
                                               Taxpayer Identification or
                                                 Social Security Number


                    Please Return this Form to the Brokerage
                          Firm Maintaining Your Account

         The method of delivery of this form is at the option and risk of the tendering holder of AMPS Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.


----------------
* Unless otherwise indicated, it will be assumed that all AMPS Shares held by us for your account are to be tendered.


                                      -2-